Exhibit 10(j)-2
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is executed on the ___ day of                     ,                     , to be effective as of the ___ day of                     , ___, by and between ENERGYSOUTH, INC., a Delaware corporation (“EnergySouth”), and                      (“Executive”).
     WHEREAS, Executive is an effective and valuable employee and officer of EnergySouth and/or one or more of its subsidiaries; and
     WHEREAS, EnergySouth recognizes that the uncertainties involved in a potential or actual change in control of EnergySouth could result in the distraction or departure of management personnel such as Executive to the detriment of EnergySouth and its shareholders; and
     WHEREAS, EnergySouth desires to lessen the personal and economic pressure which a potential or actual change in control may impose on Executive and thereby facilitate Executive’s ability to bargain successfully for the best interests of EnergySouth’s shareholders in the event of such a change in control.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, EnergySouth and Executive hereby agree as follows:
Section 1. Definitions.
As used in this Agreement the following words and terms shall have the following meanings:
     1.1 “Cause” means termination of employment by Employer based on any one or more of the following:
     1.1.1 The Executive’s conviction, plea of “guilty” or plea of “no contest” to any crime constituting a felony in the jurisdiction in which it is committed or to any crime involving dishonesty or willful misconduct that materially injures or is likely to materially injure Employer;
     1.1.2 Willful violation of any significant policy of Employer that materially injures Employer and which violation Executive fails to cure after thirty (30) days written notice to Executive of such violation;
     1.1.3 Fraud;

     1.1.4 Consistent gross neglect of duties or wanton negligence by the Executive in the performance of his duties to Employer; or
     1.1.5 Willful failure by the Executive to substantially perform or comply with (for reasons other than disability) any duties reasonably assigned or appropriate to the Executive’s position, which failure is not cured within thirty (30) days after written notice to Executive of such failure, or the material breach by Executive of the terms of this Agreement, which material breach is not cured within thirty (30) days after written notice to Executive of such default.
     1.2 A “Change in Control” of EnergySouth will be deemed to have occurred if and when:

     1.2.1 Either of the following is consummated:  (A) any consolidation or merger of EnergySouth in which the majority of the Board of Directors are not on the continuing or surviving Board of Directors or pursuant to which shares of EnergySouth’s common stock are converted into cash, securities or other property, other than a consolidation or merger of EnergySouth in which each holder of EnergySouth’s common stock immediately prior to the merger has, upon consummation of the merger, the same proportionate ownership of common stock of the surviving corporation as such holder had of EnergySouth’s common stock immediately prior to the merger; or (B) any sale, lease exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of EnergySouth; or

     1.2.2 The shareholders of EnergySouth approve any plan or proposal for the liquidation or dissolution of EnergySouth.
     1.3 “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.
     1.4 “Compensation” means an amount equal to the sum of (A) plus (B), where (A) is the Executive’s annualized base salary in effect immediately prior to the Change in Control, and (B) is the Executive’s target annual cash incentive award for the calendar year in which the Date of Termination occurs.
     1.5 “Date of Termination” means the date that a termination of Executive’s employment with Employer is first effective.
     1.6 A “Disability” will be deemed to have occurred if the Executive is absent from full time performance of his duties with Employer for ninety (90) days, whether or not consecutive, during any six (6) month period, as a result of Executive’s incapacity due to physical or mental illness.

     1.7 “Effective Period” means the period commencing with the earliest date that a Change in Control occurs and ending on the last day of the twenty-fourth calendar months following the calendar month during which such Change in Control occurred.
     1.8 “Employer” means EnergySouth and/or its Subsidiaries.
     1.9 “Good Reason” means the occurrence during an Effective Period of any of the following events without Executive’s prior written consent:
     1.9.1 The assignment to the Executive of any duties inconsistent with Executive’s position with Employer immediately prior to a Change in Control or a substantial reduction in the nature or status of the Executive’s responsibilities;

     1.9.2 Employer requiring the Executive to be based at a location that is more than fifty (50) miles from the current principal location of Employer without the Executive’s consent;

     1.9.3 The failure by Employer to continue to pay to or provide the Executive with the compensation, benefits and perquisites as were provided to the Executive immediately prior to a Change in Control; or

     1.9.4 The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform any agreement between Employer and the Executive.
     1.10 “Notice of Termination” has the meaning set forth in Section 2.1 of this Agreement.
     1.11 “Subsidiary” means any corporation or other legal entity, the majority of the outstanding voting stock of which (or equity interests in) is owned directly or indirectly, by EnergySouth.
     1.12 “Triggering Termination” shall mean
(1)	any termination by Employer of Executive’s employment other than for Cause;

(2)	a termination of Executive’s employment which Executive and EnergySouth agree in writing will constitute a Triggering Termination for purposes of this Agreement; and

(3)	a voluntary termination of Executive’s employment by Executive for Good Reason.

Section 2. Notice of Termination.
During any Effective Period:
     2.1 Any termination for Cause or Good Reason shall be communicated to the other party by written notice (“Notice of Termination”) referencing this Agreement and, indicating in reasonable detail the facts and circumstances providing a basis for such termination. The failure of Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or EnergySouth hereunder or preclude Executive or EnergySouth from asserting or relying upon the omitted fact or circumstance in enforcing Executive’s or EnergySouth’s rights hereunder.
     2.2 Termination for Cause or Good Reason shall be effective upon delivery of a Notice of Termination or at such later date as may be specified in the Notice of Termination. In the event that each party delivers a Notice of Termination, the Notice of Termination first delivered shall establish the effective date of such Notice of Termination.
Section 3. Severance Payment.
In the event of a Triggering Termination, then Executive shall, subject to the provisions of Section 7 hereof, receive as severance pay an amount equal to the Executive’s Compensation multiplied by [2.97] [2.00] [1.00]. Any severance payment to be made under this Section 3 shall be paid in one payment and in full within ninety (90) days of the Date of Termination. Notwithstanding the preceding sentences of this paragraph, if Section 409A of the Code or the permanent, temporary or proposed regulations thereunder so require, all amounts payable under this Section 3 will be paid on the first day of the first month following the six (6) month anniversary of the Date of Termination.
Section 4. Other Benefits.
Subject to Section 7 hereof, in the event of a Triggering Termination, for a period of [three] [two] [one] years commencing with the Date of Termination, Executive and the Executive’s family shall continue to be covered at the expense of EnergySouth by the same or substantially equivalent hospital, medical, dental, vision, accident, disability and life insurance coverages as were provided to Executive and the Executive’s family by Employer immediately prior to the Change in Control; provided, however, that if Executive becomes employed with another employer and is eligible to receive benefits of the type described above from such other employer, EnergySouth’s obligations under this Section 4 shall be deemed satisfied to the extent of the benefits provided by such other employer.
Section 5. No Obligation To Seek Further Employment; No Effect on Other Benefits.
     5.1 Executive shall not be required to seek other employment, nor (except as otherwise provided under Section 4 with respect to insurance coverages) shall the amount of any severance payment or other benefit to be made or provided under this Agreement be reduced by any compensation or benefit earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.
     5.2 Any severance payment or benefit to be made or provided under this Agreement is in addition to all other benefits, if any, to which Executive may be entitled under other agreements or plans or programs of EnergySouth.
Section 6. Continuing Obligations of Executive.
As a result of and in connection with Executive’s employment by Employer, Executive is involved in a number of matters of strategic importance and value to Employer including various projects, proceedings, planning processes, and negotiations. Any number of these matters may be ongoing and continuing after the Date of Termination. In addition Employee is privy to proprietary and confidential information of Employer, including without limitation financial information and projections, business plans and strategies, and customer and vendor lists and information. The Executive agrees as follows:
     6.1 For a period of two years following the Date of Termination, Executive shall fully assist and cooperate with Employer and its representatives (including outside auditors, counsel and consultants) with respect to any matters with which the Executive was involved during the course of employment with Employer, including being available upon reasonable notice for interviews, consultation, and litigation preparation. Except as otherwise agreed by Executive, Executive’s obligation under this Section 6.1 shall not exceed 80 hours during the first year and 20 hours during the following year. Such services shall be provided upon request of Employer but scheduled to accommodate Executive’s reasonable scheduling requirements. Executive shall receive no additional fee for such services but shall be reimbursed all reasonable out-of-pocket expenses.
     6.2 Executive agrees that at all times following the Date of Termination, Executive will not, without the prior written consent of EnergySouth, disclose to any person, firm or corporation any confidential information of Employer which is now known to Executive or which hereafter may become known to Executive as a result of Executive’s employment or association with Employer, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.
Section 7. Resignation from Offices.
EnergySouth shall have no obligation under Sections 3 and 4 hereof if Executive shall not, promptly after the Date of Termination and upon receiving a written request to do so, resign from each officer and/or director position which Executive then holds with EnergySouth and any Subsidiary.

Section 8. Payment of Legal Fees and Expenses.
EnergySouth agrees to pay promptly as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by EnergySouth, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.
Section 9. Withholding.
Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.
Section 10. Term.
This Agreement shall terminate (except to the extent of any unpaid or unfulfilled obligation with respect to a prior termination of Executive’s employment) on the first to occur of (a) any termination of Executive’s employment with Employer which does not constitute a Triggering Termination or (b) expiration of the Term. The initial term of this Agreement shall be for a period of three years from the date hereof. On each anniversary of the date hereof, the term shall automatically extend by one year unless at least thirty days prior to such an anniversary EnergySouth notifies Executive that there will be no such extension, in which event the term shall continue for two years from such anniversary.
Section 11. Binding Effect; Successors.
     11.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s personal representative and heirs, and EnergySouth and its successors and assigns including any successor organization or organizations which shall succeed to substantially all of the business and property of EnergySouth, whether by means of merger, consolidation, acquisition of assets or otherwise, including operation of law. EnergySouth will require any such successor to expressly assume and agree to perform EnergySouth’s obligations under this Agreement.
     11.2 Without the prior consent of EnergySouth, Executive may not assign the Agreement, except by will or the laws of descent and distribution.
Section 12. Notice.
For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

          If to EnergySouth or Employer:
EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
Attention: President and
                 Chief Executive Officer
               If to Executive:

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
Section 13. Section 409A Savings Clause.
This Agreement and all provisions hereof are intended to comply with Section 409A of the Code and the permanent, temporary or proposed regulations issued thereunder. If any provision of this Agreement violates or fails to comply with the Section 409A of the Code or the permanent, temporary or proposed regulations thereunder, then such provision shall be modified, as of the effective date of this Agreement, to the least extent necessary to comply therewith. This Section supersedes all other provisions of this Agreement to the extent of any inconsistency.
Section 14. Miscellaneous.
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and EnergySouth. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENERGYSOUTH, INC.

By

Its

EXECUTIVE